PRELIMINARY COPY

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/x/  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                 FAIR, ISAAC AND COMPANY, INCORPORATED
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


                 FAIR, ISAAC AND COMPANY, INCORPORATED
  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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

                                PRELIMINARY COPY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                February 6, 1996


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Fair, Isaac and Company, Incorporated (the "Company") will be held at 10 A.M., P.S.T., on Tuesday, February 6, 1996, at Fair, Isaac's Conference Center, 111 Smith Ranch Road, San Rafael, California, for the following purposes:

1.       To  elect   directors  to  serve  until  the  1997  Annual  Meeting  of
         Stockholders and thereafter until their successors are elected and qualified.

2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 15,000,000 to 35,000,000.

3. To approve amendments to the Company's 1992 Long-term Incentive Plan as described in the accompanying proxy statement.

4.       To ratify the appointment of the independent auditors of the Company.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on Friday, December 8, 1995, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's offices, 111 Smith Ranch Road, San Rafael, California, at least 10 days before the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                       Sincerely,


                                       Peter L. McCorkell
                                       Senior Vice President and Secretary

San Rafael, California
January 2, 1996

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                                PRELIMINARY COPY

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair, Isaac and Company, Incorporated (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, February 6, 1996, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1995, which includes the Company's financial statements as of September 30, 1995, accompanies this Proxy Statement. Stockholders may obtain a copy of the Company's Annual Report on Form 10-K and a list of the exhibits thereto without charge by written request to Peter L. McCorkell, Corporate Secretary, 120 North Redwood Drive, San Rafael, CA 94903. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about January 2, 1996.

PROXY SOLICITATION

     The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR the election of the nine nominees for director listed in this Proxy Statement, FOR the approval of the proposal to increase the authorized number of shares of the Company's Common Stock, FOR the proposed amendments to the Company's 1992 Long-term Incentive Plan, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Company's auditors for the current fiscal year.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained Skinner & Co. to assist in the solicitation of proxies at a cost of $3,500 plus normal out-of-pocket expenses.

OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on December 8, 1995 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were 12,311,406 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), issued and outstanding, excluding 52,765 shares of Common Stock held as treasury stock by the Company.

The shares held as treasury stock are not entitled to be voted. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the meeting subject to the provisions regarding cumulative voting in the election of directors as described below. A plurality of the votes cast is required for the election of the nine nominees for director listed in this Proxy Statement, and a majority of the votes cast is required to approve the proposed increase in the authorized number of shares of the Company's Common Stock, the proposed amendments to the Company's 1992 Long-term Incentive Plan and to ratify the appointment of KPMG Peat Marwick LLP as the company's auditors for the current fiscal year. Abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld do not constitute abstentions.

     In the election of the directors, each stockholder is entitled to one vote per share multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or may distribute them among the number of directors to be voted for, or for any two or more of them as the stockholder may see fit; provided, however, that no stockholder shall be entitled so to cumulate votes unless such candidate's or candidates' names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

ELECTION OF DIRECTORS
NOMINEES

     There are currently nine directors. The Board of Directors has nominated the following persons, all of whom currently are serving as directors, for election as directors to serve until the 1997 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

     BRYANT J. BROOKS, JR., DIRECTOR. Mr. Brooks was elected a director in February 1989. Since 1975 Mr. Brooks has been an independent financial consultant in San Francisco, California, specializing in the valuation of the securities of privately held companies. He provided such services for the Company's Employee Stock Ownership Plan prior to the Company's initial public offering in July 1987. From 1968 to 1974, he was the president of Boothe Computer Investment Corporation and its successor, Bay Equities, Inc. Prior to that he held a number of financial and management positions in other companies. He is currently a director of McGrath RentCorp of San Lorenzo, California. Mr. Brooks received a B.S. in Economics from Yale University in 1950 and an M.B.A. from Harvard in 1955. Mr. Brooks is 68 years old.

     WILLIAM R. FAIR, CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. Fair was a founder of the Company and was its President from 1960 until his retirement in March 1991. He is currently acting as a consultant to the Company. Mr. Fair has been a director since November 1960. He was named Chief Executive Officer in December 1985 and was elected Chairman of the Board of Directors in May 1987. From 1951 to 1956 Mr. Fair conducted a variety of operations research projects at the Stanford Research Institute. Mr. Fair received a B.S.E.E. from the California Institute of Technology and an M.S. in Electrical Engineering Administration from Stanford University, and the graduate degree of Electrical Engineer from the University of California, Berkeley. Mr. Fair is 73 years old.

     H. ROBERT HELLER,  DIRECTOR.  Dr. Heller was elected a director in February
1994. He has been the President of International Payments Institute since December 1994. He was President and Chief Executive Officer of Visa U.S.A., Inc. from 1991 to 1993, and an Executive Vice President of Visa International from 1989 to 1991. He served as a member of the Board of Governors of the Federal Reserve System from 1986 to 1989. Prior to that, Dr. Heller held positions with the Bank of America and the International Monetary Fund and taught economics at the University of California, Los Angeles, and the University of Hawaii. He holds an M.A. in Economics from the University of Minnesota and a Ph.D. in Economics from the University of California, Berkeley. Dr. Heller is 55 years old.

     GUY R. HENSHAW, DIRECTOR. Mr. Henshaw was elected a director in February 1994. He has been Chief Executive Officer of Payday, The Payroll Company, since March 1993. He served as a Director of Payday from 1989 through 1995 and was its Chairman from 1992 through 1995. From 1984 to 1992 he was President, Chief Financial Officer and a Director of Civic BanCorp and Treasurer and a Director of the CivicBank of Commerce. Prior to that, Mr. Henshaw held positions with the Bank of America and Security National Bank. He holds a B.A. in Economics from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Henshaw is 49 years old.

     DAVID S. P. HOPKINS, DIRECTOR. Dr. Hopkins was elected a director in August 1994. Since January 1995, he has been an independent consultant in health care. Prior to that, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. From 1971 to 1994 he held a number of senior management positions at Stanford University and its University Hospital, Medical Center and Medical School. A graduate of Harvard University, he earned both his Ph.D. in operations research and his M.S. in statistics at Stanford University. Dr. Hopkins is 52 years old.

     ROBERT M. OLIVER, DIRECTOR. Dr. Oliver was elected a director in December 1986. He was a Professor of Engineering Science in the College of Engineering, University of California, Berkeley, from 1960 until his retirement in January 1993. He is also a director and Trustee of the AnSer Corporation of Arlington, Virginia, and is a member of the Board of Directors of the Berkeley Repertory Theater. He received his Ph.D. in Physics and Operations Research from the Massachusetts Institute of Technology in 1957, following a year as a Fullbright Scholar at the University of London. He has served as the President of the Operations Research Society of America and was the recipient of the Lanchester Prize, the senior award in the field of Operations Research. Dr. Oliver is 64 years old.

     LARRY E. ROSENBERGER, DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Rosenberger has been employed by the Company since 1974 and was elected a director in December 1983. In December 1977 Mr. Rosenberger was named a Vice President, in June 1983 he was named a Senior Vice President, and in January 1985 he became an Executive Vice President. In March 1991 he was named President and Chief Executive Officer. He received a B.S. in Physics from the Massachusetts Institute of Technology, and an M.S. in Physics, an M.S. in Operations Research and an M. Eng. in Operations Research from the University of California, Berkeley. Mr. Rosenberger is 49 years old.

     ROBERT D. SANDERSON, DIRECTOR. Dr. Sanderson joined the Company in 1969 and was elected a director in March 1977. He was named a Vice President of the Company in May 1974, a Senior Vice President in June 1983, an Executive Vice President in January 1985 and Chief Operating Officer in February 1989. Dr. Sanderson retired as an executive officer of the Company effective September 30, 1995. On November 1, 1995 he was appointed a director of TF International, LLC, a joint venture between the Company and Trans Union Corporation. He received a B.S. degree in Mathematics at Cornell University and an M.S. and a Ph.D. in Industrial Engineering and Operations Research from the University of California, Berkeley. Dr. Sanderson is 52 years old.

     JOHN D. WOLDRICH, DIRECTOR, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER. Mr. Woldrich joined the Company in 1972 and was elected a director in December 1983. Mr. Woldrich was named a Vice President in December 1977, a Senior Vice President in June 1983, an Executive Vice President in January 1985 and Chief Operating Officer effective August 1, 1995. Prior to August 1, 1995, Mr. Woldrich was in charge of the Company's Marketing Division. Mr. Woldrich has a B.S. in Electrical Engineering from the University of Santa Clara and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Woldrich is 52 years old.

     If any nominee is unable or declines to serve, the proxies in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy or the size of the Board may be reduced accordingly. It is foreseeable that Mr. Fair might be unable to serve because of health reasons.

     Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders at which the directors are elected and serve until their successors are elected and qualified. There are no family relationships between any of the directors, nominees for director and any executive officer.

BOARD AND COMMITTEE MEETINGS

     The Company has standing audit and compensation committees of the Board of Directors.

     The audit committee consists of Bryant J. Brooks, Guy R. Henshaw,  David S.
P. Hopkins and Robert M. Oliver. The audit committee monitors the effectiveness of the audit conducted by the Company's independent auditors and of the Company's internal financial and accounting controls, and reports its findings to the Board of Directors. The committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the audit committee without the presence of management. The audit committee held three meetings during fiscal 1995.

     The compensation committee consists of Bryant J. Brooks, Guy R. Henshaw and
H. Robert Heller. This committee determines all aspects of the compensation of the Company's president, executive vice presidents and the heads of strategic business units. This Committee also administers the Company's 1992 Long-term Incentive Plan. The compensation committee held five meetings in fiscal 1995.

     During the past fiscal year, there were four regular meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate number of all board meetings and meetings of committees on which he served during fiscal 1995.

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 8, 1995, by (i) each of the Company's directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and (iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of its Common Stock.

STOCK OWNERSHIP TABLE
                                                                            Beneficial Ownership(1)
                                                                       --------------------------------
Directors, Nominees, Officers and 5% Stockholders                        Number                  Percent
-----------------------------------------------------------------------------------------------------------
William R. Fair(2)                                                       1,939,816                 15.7%
     120 North Redwood Drive
     San Rafael, CA 94903

Judith W. Isaac(3)                                                       1,891,010                 15.4%
     5 Capilano Drive
     Novato, CA 94947

Michael C. Gordon, Peter L. McCorkell                                    1,112,527                  9.0%
and John Waller,
     Trustees for Fair Isaac Employee Stock
     Ownership Trust
     120 North Redwood Drive
     San Rafael, CA 94903

Pilgrim Baxter Greig & Associates, Ltd(4)                                  879,600                  7.1%
     1255 Drummers Lane, Suite 200
     Wayne, PA 19087

Robert D. Sanderson(5)                                                     449,354                  3.6%
Larry E. Rosenberger(5)                                                    306,090                  2.5%
John D. Woldrich(5)                                                        164,559                  1.3%
Patrick G. Culhane(5, 6)                                                    33,819                  0.3%
Kenneth M. Rapp                                                                  0                    0%
Bryant J. Brooks(7)                                                         17,000                  0.1%
H. Robert Heller(7)                                                         16,000                  0.1%
Guy R. Henshaw(7)                                                           16,000                  0.1%
David S. P. Hopkins(7)                                                      16,000                  0.1%
Robert M. Oliver(8)                                                         52,000                  0.4%
All executive officers and directors as
     a group (16 persons)(5, 9)                                          3,354,870                 26.7%

1 To the Company's knowledge the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2        Does not include 505,698 shares held by Mr. Fair's adult children.  Mr.
         Fair disclaims beneficial ownership of such shares. Includes 1,854,986 shares held by Mr. Fair and his wife, Inger J. Fair of the same address, as co-trustees and as beneficiaries under a trust. Includes options for 16,000 shares.

3 Does not include 358,673 shares held directly by Mrs. Isaac's adult children or 119,880 shares held by Mrs. Isaac as trustee for her adult children. Mrs. Isaac disclaims beneficial ownership of such shares. Includes 247,500 shares held as co-trustee (with F. L. Adams) and as beneficiary under a trust.

4 The number of shares shown in the table is based on information supplied by the holder.

                                       6

5 Includes the shares allocated to such individual's account under the Company's Employee Stock Ownership Plan (amounts have been rounded to the nearest share). Shares allocated to the accounts of listed individuals are also included in the total shown for the Trustees of the Employee Stock Ownership Trust.

6 Includes 28,356 restricted shares issued pursuant to an incentive compensation agreement.

7        Includes options for 16,000 shares.

8 Includes 2,000 shares held in an Individual Retirement Account ("IRA") for Dr. Oliver, 4,000 shares held in an IRA for his spouse, 6,000 shares held jointly by Dr. Oliver and his wife, 24,000 shares held as trustee and as beneficiary under a trust, and options for 16,000 shares.

9 Excludes shares excluded in notes (2) and (3) above. Includes shares included in notes (2), (3) (5), (6), (7) and (8) above, including a total of 235,560 shares subject to exercisable options.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS' COMPENSATION

     Non-employee directors other than the Chairman are currently compensated at the rate of $12,000 per year plus $1,000 for each Board meeting attended. The Chairman is currently compensated at the rate of $24,000 per year plus $2,000 for each Board meeting attended. All directors are paid $125 per hour for committee meetings and other special assignments. See also below under "Director Consulting Arrangements."

     Under the Company's 1992 Long-term Incentive Plan, members of the Board of Directors who are not employees of the Company currently receive a grant of 16,000 nonqualified stock options ("NSOs") upon completion of the first six months' service as an outside director. The exercise price of the NSOs is equal to the fair market value of Common Stock on the date of grant. The NSOs become exercisable six months after the date of grant or earlier in the event of a change in control of the Company or the termination of the director's service because of death, disability or retirement from the Board at or after age 65. The NSOs expire ten years after the date of grant, 12 months after the termination of the director's service because of death or disability or three months after the termination of the director's service for any other reason. If the proposed amendments to the 1992 Long-term Incentive Plan are approved, the grants of options to non-employee directors will be modified accordingly.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash and non-cash compensation awarded to, earned by or paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the last fiscal year.

SUMMARY COMPENSATION TABLE
                                                                                Long-Term Compensation
                                 Annual Compensation                    -----------------------------------
                           -----------------------------                Awards                   Payouts
                                                             ----------------------------        -------
                                                                               Securities       Long-term
                                                             Restricted        Underlying    Incentive Plan   All Other
Name                       Year      Salary      Bonus(1)       Stock           Options         Payouts(2)  Compensation(3)
---------------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger       1995     $193,750    $133,760           $0               0            $315,008        $18,527
President and Chief        1994      190,000     125,163            0               0             178,387         14,705
Executive Officer          1993      185,000     111,054            0               0              83,538         18,920

Robert D. Sanderson        1995     $183,750    $105,792           $0               0            $277,359        $20,248
Executive Vice             1994      180,000      98,813            0               0             161,755         17,055
President and              1993      175,000      86,030            0               0              83,083         17,847
Chief Operating
Officer

John D. Woldrich           1995     $158,750     $94,240           $0               0            $233,773        $18,852
Executive Vice             1994      155,000      92,225            0               0             136,521         15,540
President                  1993      143,500      84,038            0               0              65,620         15,311

Patrick G. Culhane(4)      1995     $134,375    $199,366           $0          20,000             $65,532        $15,658
Executive Vice             1994      125,000     197,863            0          20,000              35,180         11,721
President                  1993       91,800     221,016      172,464               0              16,302          9,915

Kenneth M. Rapp(5)         1995     $124,423    $160,237           $0          15,850                  $0         $3,648
Senior Vice                1994      120,507     103,576            0               0                   0          3,461
President and              1993       81,962      14,216            0               0                   0              0
President,
DynaMark, Inc.

1 Represents the portion of amounts accrued under the Company's Officers' Incentive Plan which is paid in cash shortly after the end of the fiscal year in which earned, and amounts paid shortly after year-end under other incentive plans. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

2 Payments under the Company's Officers' Incentive Plan for units earned in prior years. See description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below.

3 Represents the value of employer contributions to the Company's 401(k) Plans, employer contributions to the Company's Supplemental Retirement and Savings Plan, and employer contributions and other allocations to the Company's Employee Stock Ownership Plan. For fiscal 1995, employer 401(k) contributions were $1,805, $1,960, $2,246, $1,836 and $3,648 for
         Messrs. Rosenberger, Sanderson, Woldrich, Culhane and Rapp, respectively; the value of ESOP contributions and allocations were $9,222, $10,788, $9,106 and $6,322 for Messrs. Rosenberger, Sanderson, Woldrich and Culhane, respectively; and the value of Company contributions to the Supplemental Retirement and Savings Plan for each of Messrs. Rosenberger, Sanderson, Woldrich and Culhane was $7,500.

4 Mr. Culhane became an executive officer of the Company on August 1, 1995. His bonus payments and restricted stock awards for the periods shown include amounts paid or awarded under a personal incentive plan which was terminated effective August 1, 1995.

5 Mr. Rapp joined the Company in January 1993. The figures shown for fiscal 1993 reflect nine months' compensation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                           Potential Realizable Value
                                                                                           at Assumed Annual Rates of
                                                                                            Stock Price Appreciation
                                                                                                 for Option Term
                                                                                           ---------------------------
                                                  Individual Grants
                          ---------------------------------------------------------------
                           Number of        % of Total
                          Securities          Options
                          Underlying        Granted to
                            Options          Employees     Exercise Price      Expiration
Name                        Granted       in Fiscal Year      per share           Date          5%           10%
---------------------------------------------------------------------------------------------------------------------
Larry E. Rosenberger               0            N/A                N/A              N/A          N/A          N/A
Robert D. Sanderson                0            N/A                N/A              N/A          N/A          N/A
John D. Woldrich                   0            N/A                N/A              N/A          N/A          N/A
Patrick G. Culhane            20,000(1)          12%          $19.3125          3/15/05     $243,338(2)   $614,138(2)
Kenneth M. Rapp               15,850(3)          10%           $28.375          9/30/05     $283,339(4)   $715,093(4)

1        Granted at fair market value and exercisable in full on March 31, 1998.

2 Assuming 5% and 10% compounded annual appreciation of the stock price over the terms of the option, the price of a share of Common Stock would be $31.48 and $50, respectively, on March 15, 2005.

3 Granted at fair market value and exercisable as to 3,170 shares on September 30 of each year beginning in 1996 through 2000.

4 Assuming 5% and 10% compounded annual appreciation of the stock price over the terms of the option, the price of a share of Common Stock would be $46.25 and $73.50, respectively, on September 30, 2005.

AGGREGATED  OPTION/SAR  EXERCISES  IN  LAST  FISCAL  YEAR  AND  FISCAL  YEAR-END
OPTION/SAR VALUES
                                                             Number of Securities
                                                            Underlying Unexercised         Value of Unexercised In-the-
                            Shares                            Options at FY-End             Money Options at FY End(2)
                           Acquired           Value        -----------------------          ---------------------------
Name                      on Exercise       Realized(1)     Exercisable   Unexercisable     Exercisable   Unexercisable
----------------------------------------------------- -----------------------------------------------------------------
Larry E. Rosenberger        45,000       $1,215,675          45,000(3)         0            $1,186,165     $      0
Robert D. Sanderson         45,000          758,700               0            0                     0            0
John D. Woldrich            90,000        1,507,500               0            0                     0            0
Patrick G. Culhane               0                0               0       40,000                     0      478,750
Kenneth M. Rapp                  0                0               0       15,850                     0            0

1 Equal to the market value of the Company's Common Stock on the date the options were exercised, less the exercise price.

2 Based on the mean of the closing bid and ask prices of the Company's Common Stock as reported by the Nasdaq Stock Market for September 30, 1995 ($28.25), less the exercise price.

3        Mr. Rosenberger exercised these options on December 3, 1995.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                                  Number of                                Period Until
Name                                              Units(1)                                   Payout(2)
--------------------------------------------------------------------------------------------------------
Larry E. Rosenberger                               133,760                                    4 Years
Robert D. Sanderson                                105,792                                    4 Years
John D. Woldrich                                    94,240                                    4 Years
Patrick G. Culhane                                  29,091                                    4 Years
Kenneth M. Rapp                                          0                                        N/A

1 Units accrued for fiscal 1995 pursuant to the Company's Officers' Incentive Plan. The number of units is equal to half of the officer's total incentive award for fiscal 1995. See the description under "Compensation Committee Report on Executive Compensation; Incentive Compensation Plans" below. Units are converted into cash at the payout dates by multiplying the number of units to be paid out by the mean of the closing bid and ask prices for the Company's Common Stock on the payout date, divided by the mean of the closing bid and ask prices of the stock on the award date ($28.25 at September 30, 1995).

2 The units will be paid out in 25 percent increments as of September 30 in each of the four years following the fiscal year for which they were accrued provided the recipient is still employed by the Company.

PENSION PLAN

     Employees of the Company (not including those of its subsidiary, DynaMark, Inc.), including officers and directors who are employees, participate in the Fair Isaac Pension Plan (the "Pension Plan") after completing one year of service. Subject to certain age and service requirements, participants in the Pension Plan accrue a right to a retirement income payable monthly for life. The annual benefit is equal to 0.60% of "Final Average Compensation" up to $15,000 plus 1.20% of Final Average Compensation in excess of $15,000, multiplied by years of service up to a maximum of 35 years. "Final Average Compensation" means the highest average compensation for five consecutive years during the last ten years of employment. Compensation includes all amounts paid for services. If benefit payments commence between age 55 (the earliest permissible age) and age 65, the amount is actuarially discounted; if benefits commence after age 65, the amount is actuarially increased. The Pension Plan also provides various forms of survivor benefits for a participant's beneficiary and for optional forms of payment with equal actuarial value, including a lump sum.

     The following table  illustrates the estimated annual benefits payable upon retirement  to an employee in the specified  compensation  and years of credited service classifications shown, assuming that the benefits commence at age 65 and are payable in the normal form.  These  calculations are  straight-life  annuity amounts  based on  current  plan  formulae  and are not  reduced  by any  Social
Security offsets.
                                                                    Years of Credited Service
                                    --------------------------------------------------------------------------
        Final Average
        Compensation                   15           20           25            30           35           40
                                    --------     ---------    ---------    ---------    ---------    ---------
$150,000                             $25,650       $34,200      $42,750      $51,300      $59,850      $64,350
        -------------------
$175,000                              30,150        40,200       50,250       60,300       70,350       75,600
        -------------------
$200,000                              34,650        46,200       57,750       69,300       80,850       86,850
        -------------------
$225,000                              39,150        52,200       65,250       78,300       91,350       98,100
        -------------------
$250,000                              43,650        58,200       72,750       87,300      101,850      109,350
        -------------------
$275,000                              48,150        64,200       80,250       96,300      112,350      120,600
        -------------------
$300,000                              52,650        70,200       87,750      105,300      122,850      131,850
        -------------------

Notes: Above benefits are based on current formula applied to all credited service. "Grandfather" provisions related to prior formula may result in larger benefits attributable to service credited prior to 1995.

              The Internal Revenue Code limits the amount of compensation which may be taken into account for purposes of determining benefits from a tax-qualified plan (such as the Fair Isaac Pension Plan). The current limit is $150,000. Current law provides that this limit will increase with increases in the Consumer Price Index.

DIRECTOR CONSULTING ARRANGEMENTS

     Since April 10, 1991, the Company has had an agreement with William R. Fair, its retired President and Chief Executive Officer, under which Mr. Fair has agreed to perform approximately 1,000 hours of consulting services for the Company each year between April 1 and March 31 and for which the Company has agreed to pay Mr. Fair $75,000. The current contract with Mr. Fair expires March 31, 1996.

     Effective August 1, 1992, the Company entered into an agreement with Dr. Robert M. Oliver, a Director of the Company, under which Dr. Oliver may perform consulting services on technical matters at the request of the Company's president. Dr. Oliver is compensated at the rate of $100 per hour for such services. He was paid $101,600 for services rendered pursuant to this agreement in fiscal 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Bryant J. Brooks, Guy R. Henshaw and H. Robert Heller served as the members of the Company's Compensation Committee for the fiscal year ended September 30, 1995. Messrs. Brooks, Henshaw and Heller are non-employee Directors of the Company and had no other relationship with the Company. None of the Executive Officers of the Company had any "interlock" relationships to report during the fiscal year ended September 30, 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee determines all aspects of the compensation of the Company's Chief Executive Officer, Executive Vice Presidents and heads of the Company's strategic business units, and also administers the Company's 1992 Long-term Incentive Plan under which grants of stock options or restricted stock may be awarded to any employee.

     Through December 31, 1995, the compensation of Kenneth Rapp, a Senior Vice President of the Company and the President of the Company's DynaMark subsidiary, was determined in accordance with the terms of an employment agreement entered into with Mr. Rapp in connection with the Company's acquisition of DynaMark in December 1992 and thus has not been reviewed by the Compensation Committee. For purposes of the following discussion, Mr. Rapp is not included in the group referred to as "executive officers."

     The primary objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain well qualified executives, to structure their compensation packages so that a significant portion is tied to achieving targets for revenue growth and operating margin, and to align their interests with those of the Company's stockholders through the use of stock-based compensation.

     The Company's executive compensation program consists of three main components: annual base salary, participation in the Company's Officers' Incentive Plan, and the opportunity to receive awards of stock options or restricted stock. The executive officers are eligible for the same benefits available generally to the Company's employees, including group health and life insurance and participation in the Company's pension, employee stock ownership and 401(k) plans. The Company also maintains a Supplemental Retirement and Savings Plan for the benefit of certain highly compensated employees, including most executive officers.

ANNUAL BASE SALARY

     The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the Chief Executive Officer. The same principles are applied in setting the salaries of all officers to ensure that salaries are equitably established. Salaries are determined annually by considering the officer's duties and responsibilities within the Company and business unit, the officer's ability to impact the operations and profitability of the Company, and the officer's experience and past performance.

INCENTIVE COMPENSATION PLAN

     Substantially all of the Company's employees participate in incentive plans based on the Company's performance with respect to goals for revenue growth and operating margin set by the Board of Directors for each fiscal year. An incentive compensation target amount is determined for each participant at the beginning of the fiscal year. The ratio of incentive plan target to base salary increases with the level of the employee's responsibilities and ranges from one percent for non-exempt employees to more than 50 percent for the Chief Executive Officer. The Compensation Committee sets the incentive compensation targets for each of the executive officers. Compensation increases for executive officers in recent years have primarily resulted from increases in incentive plan targets, reflecting the Committee's emphasis on performance-based pay. After the conclusion of the fiscal year, the target amount for each participant is multiplied by a factor based on the Company's actual performance with respect to the revenue growth and operating margin goals (equally weighted) previously established by the Board to establish his or her incentive award for the year. Awards can range from zero to three times the target amount.

     All officers receive 50 percent of their incentive awards in cash shortly after the end of the fiscal year. The remaining 50 percent is paid in the form of "participating units" whose value is based on the market price of the Company's Common Stock. Those units are converted to cash payments, in 25 percent increments, at the end of each of the succeeding four fiscal years (assuming the officer remains employed by the Company), based on the market price of the Company's stock at the end of each of those years.

OPTIONS AND RESTRICTED STOCK

     The Committee may award options to purchase the Company's Common Stock or shares of restricted stock to any employee, including the executive officers, under the Company's 1992 Long-term Incentive Plan. The exercise price for all options granted under this Plan must be at least equal to the fair market value of the shares on the date of grant. In addition to the level of responsibility and performance of the recipient, the Committee takes previous grants of options and restricted stock into consideration in making such awards. Awards of options were made to Mr. Culhane and Mr. Rapp in fiscal 1995 and are reflected in the tables on pages ___ and ___. The Committee did not make any awards of options or restricted stock to other named executive officers during the year primarily because of awards to such officers in prior years.

LIMITS ON TAX-DEDUCTIBLE COMPENSATION

     The Committee believes that it is highly unlikely that the combination of base salary, officer incentive plan cash awards, and payments for participating units for any executive officer would exceed $1 million in any year and currently has no plans to amend the officers' incentive plan to ensure deductibility for federal tax purposes of any "excess" amounts. The Committee believes that the 1992 Long-term Incentive Plan meets the transition rules available through the earlier of end of 1996 or the adoption of any material amendments, including an increase in the number of shares reserved, so that any compensation arising out of the exercise of options previously granted under that plan will be deductible. The Committee further believes that, if Proposal number 4 (limiting the number of options that can be awarded under the Plan) is adopted, the Plan will meet the rules currently in effect so that compensation arising from the exercise of options granted under that plan in the future will also be deductible by the Company. The Committee believes it is highly unlikely that any combination of grants of restricted stock that will be awarded under that plan and other compensation will exceed $1 million for a single individual in any given year.

CEO COMPENSATION

     The amounts of Mr. Rosenberger's base salary and incentive plan target are established by the Compensation Committee using the criteria discussed above. Mr. Rosenberger's base salary for fiscal 1995 was $193,750, compared with a base of $190,000 for fiscal 1994. His incentive plan target for fiscal 1995 was $106,250 which represented an increase of $11,250 over 1994. Because the Company's revenue growth of 26 percent and operating margin of 17.4 percent substantially exceeded the goals set by the Board for 1995, Mr. Rosenberger's total incentive award for the year was $267,520. Of that amount, 50 percent was paid in cash shortly after the end of the year and is shown in the Summary Compensation Table on page ___ under the caption "Annual Compensation; Bonus." The remainder was converted to the form of participating units as explained above which will become payable in 25 percent increments after each of the four years ending September 30, 1996 through 1999, based on the stock price on those dates. Amounts shown under the caption "Long-term Incentive Plan Payouts" reflect participating units earned in prior years.

                                Bryant J. Brooks
                                 Guy R. Henshaw
                                H. Robert Heller

PERFORMANCE GRAPH

     In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the CRSP Index of the Nasdaq Stock Market (U.S. Companies) for the broad equity index, and a self-determined group of peer companies.

     The peer group consists of Acxiom Corporation; American Management Systems, Inc.; Barra, Inc.; Broderbund Software, Inc.; and Hogan Systems, Inc. The Company does not believe there are any publicly traded companies which compete with the Company across the full spectrum of its product and service offerings. The companies in the peer group represent a variety of information and decision service providers and software developers traded on the Nasdaq Stock Market and which are in the same order of magnitude as the Company in revenue and market capitalization. In addition, Barra and Broderbund are headquartered near the Company's headquarters and compete with the Company for available technical staff.

COMPARISON OF FIVE YEAR CUMULATIVE RETURN

                                     [Graph]

Among Fair,  Isaac and  Company,  Incorporated,  the CRSP index for NASDAQ stock market (US Companies) and the self-determined peer group index:
                                                                    CRSP Index For NASDAQ         Self-determined
 Measurement Period               Fair, Isaac and Company,              Stock Market                 Peer Group
(Fiscal year covered)                 Incorporated                    (US Companies)                   Index
-----------------------------------------------------------------------------------------------------------------
      9/90                                  100                              100                         100
      9/91                                181.3                            157.3                       151.1
      9/92                                264.2                            176.3                       205.5
      9/93                                448.7                            231.0                       269.2
      9/94                                773.3                            232.9                       328.0
      9/95                               1270.8                            320.7                       714.4

     The returns shown assume $100 invested on September 30, 1990 in the Company's stock, the CRSP Index for the NASDAQ Stock Market (U.S. Companies) and the peer group index, with reinvestment of dividends. The reported dates are the last trading dates of the Company's fiscal year which ends on September 30.

PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved the amendment of Section (a) of Article 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 35,000,000. The Board of Directors recommends that the Company's stockholders approve this amendment.

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The Board of Directors believes that the availability of such additional shares will help the Company attract and retain talented employees through the grant of stock options and other stock-based incentives. The Board of Directors also believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified by the Board of Directors in the future, such as stock dividends, financing or acquisitions. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power.

     The Board of Directors does not recommend this proposed amendment with the intent to use the ability to issue additional Common Stock to discourage tender offers or takeover attempts. However, the availability of authorized Common
Stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. Neither the management of the Company nor the Board of Directors is aware of any existing or planned effort on the part of any party to accumulate material amounts of Common Stock or to acquire control of the Company by means of merger, tender offer, proxy contest or otherwise, or to change the Company's management, nor is the Company aware of any offer by any person to acquire any material amount of Common Stock or assets of the Company.

     Of the 15,000,000 shares of Common Stock currently authorized for issuance, 1,750,748 shares are unissued and unreserved for issuance. The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Except for awards under the Company's 1992 Long-term Incentive Plan described below, the Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then-existing stockholders.

     The full text of Section (a) of Article 4, as such Section is proposed to be amended pursuant to this proposal, is as follows:

4. (a) The total number of shares of all classes of stock which the corporation shall have authority to issue is thirty-six million (36,000,000), of which one million (1,000,000) shares shall be Preferred Stock of the par value of $.01 per share, and thirty-five million (35,000,000) shares shall be Common Stock of the par value of $.01 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) if the increase or decrease is approved by the holders of a majority of the shares of Common Stock, without the vote of the holders of the shares of Preferred Stock or any series thereof, unless any such Preferred Stock holders are entitled to vote thereon pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Certificate of Incorporation, the only stockholder approval required shall be that of a majority of the combined voting power of the Common and Preferred Stock so entitled to vote.

VOTE REQUIRED AND EFFECTIVE DATE

     The affirmative vote of the holders of a majority of the Company's outstanding Common Stock is required to approve this proposal. If approved by the stockholders, the proposed amendment to Section (a) of Article 4 will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending the Company's Restated Certificate of Incorporation, which will occur as soon as reasonably practicable.

     The Board of Directors  recommends a vote FOR the proposal to amend Section
(a) of Article 4 of the Company's Restated Certificate of Incorporation as set forth above.

          PROPOSALS TO AMEND THE FAIR, ISAAC AND COMPANY, INCORPORATED
                          1992 LONG-TERM INCENTIVE PLAN

     The 1992 Long-term Incentive Plan ("Plan") was unanimously adopted by the Company's Board of Directors on November 23, 1992 and approved by the Company's stockholders at the annual meeting held on February 2, 1993. On November 21, 1995, the Board of Directors unanimously adopted four amendments to the Plan:

(a) to increase the number of restricted shares, stock units and options available for grant under the plan by 1,000,000 shares;
(b) to limit the number of options which may be awarded under the plan to any individual to 50,000 shares in any fiscal year;
(c) to provide for a grant of options for 10,000 shares to each new non-employee director, and for grants of 1,000 shares to each non-employee director in each year after such director's first year of service; and
(d) to extend the date until which Incentive Stock Options may be granted under the Plan to November 20, 2005.

     The Board of Directors recommends approval of these amendments to the Plan. The affirmative vote of a majority of the shares present and entitled to vote is required for approval. These amendments will be effective upon approval by the stockholders. The following description of the Plan is a summary only. Any stockholder who wishes to review the text of the Plan can obtain a copy by writing to the Company, Attention: Investor Relations.

OVERVIEW OF THE 1992 INCENTIVE PLAN

     The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by attracting and retaining eligible individuals with exceptional qualifications, by encouraging such individuals to focus on long-range objectives, and by linking participants directly to stockholder interests through increased stock ownership. While all awards since February 2, 1993 have been made under the Plan, awards made under prior plans will continue to be administered in accordance with those plans.

     The Plan provides for awards in the form of restricted shares, stock units or options (which may be granted in tandem with stock appreciation rights ("SARs")), or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay at least the par value of such restricted shares to the Company. The Plan requires that the exercise price of any option granted under the Plan be at least equal to the fair market value of the Company's Common Stock on the date of grant. As of December 15, 1995, the fair market value of the Company's stock (defined by the Plan as the mean of the closing bid and ask prices of the Company's Common Stock as reported by the Nasdaq Stock Market) was $27.625 per share.

ADMINISTRATION AND ELIGIBILITY

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee selects the individuals who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees and non-employee directors of the Company (or any subsidiary of the Company) are eligible to participate in the Plan, although incentive stock options ("ISOs") may be granted only to employees. The participation of non-employee Directors of the Company is limited to grants of non-qualified stock options, as described below. There are currently six non-employee directors and approximately 850 employees who are eligible to participate in the Plan.

SHARES SUBJECT TO THE INCENTIVE PLAN

     The total number of restricted shares, stock units and options (which may be granted in combination with SARs) currently available for grant under the Plan is only 146,971 shares. There are options for a total of 738,110 shares outstanding, of which 376,260 are currently exercisable and 361,850 are not yet exercisable. Of those currently exercisable, options for 323,260 shares were granted under prior plans. However, those options, as well as those granted under the Plan, would become available for new awards under the Plan if they are forfeited or otherwise terminate prior to exercise. In addition, 63,391 shares of restricted stock, issued under the Plan, have not yet vested. If such shares are forfeited prior to vesting, these shares would also become again available for grant under the Plan. If all options currently outstanding are forfeited or otherwise terminate prior to exercise, and all shares of outstanding restricted stock are forfeited prior to vesting, 801,501 shares would be available for grant under the Plan.

     The proposed amendments would increase the number of shares available for grant by 1,000,000 shares. The Board believes that stock-based compensation--particularly stock options--is a valuable component of the compensation for executives and outside directors in that it serves to align the interests of directors and management with those of the stockholders. Several members of senior management currently hold no options, restricted shares or stock units, and the number of shares now available for grant is relatively small.

TERMS OF AWARDS

     Restricted shares are shares of Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

     A stock unit represents the equivalent of one share of Common Stock and is nontransferable prior to the holder's death (except for certain transfers to a trustee). Vested stock units will be settled at the time determined by the Committee in the form of cash, Common Stock or a combination thereof. A holder of stock units has no voting rights or other privileges as a stockholder but is entitled to receive dividend equivalents on his or her units equal to the amount of dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination thereof. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment.

     Options may include non-qualified stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The exercise price of any option under the 1992 Incentive Plan must be equal to or greater than the fair market value of the Common Stock on the date of grant. Both NSOs and ISOs may be granted in combination with SARs, or SARs may be added to outstanding NSOs at any time after the grant. A SAR permits the participant to elect to receive any appreciation in the value of the optioned stock directly from the Company, in shares of Common Stock or cash or a combination thereof, in lieu of exercising the option. The Committee has the discretion to determine the form in which such payment will be made. The amount payable upon exercise of a SAR is measured by the difference between the market value of the optioned stock at exercise and the option exercise price. Generally, SARs may be exercised at any time after the underlying NSO or ISO vests. Upon exercise of a SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. The term of an ISO cannot exceed ten years, and all options and SARs are nontransferable prior to the optionee's death.

     The exercise price of an option may be paid in any lawful form permitted by the Committee, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned by the optionee. The 1992 Incentive Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued directly to a securities broker approved by the Company who, in turn, sells these shares in the open market. The broker remits to the Company the proceeds from the sale of these shares, and the optionee receives the remaining option shares. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender approved by the Company. The broker or other lender will hold the shares as security and will extend credit for up to 50% of their market value. The loan proceeds will be paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Company at the time of exercise. The Committee may also permit optionees to satisfy their withholding tax obligation upon exercise of a NSO by surrendering a portion of their option shares to the Company. The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash.

     As noted above, the Committee determines the number of restricted shares, stock units or options to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the recipient's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the recipient's service. Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a change in control of the Company. Moreover, the Committee may determine that outstanding options and any related SARs will become fully vested if it has concluded that there is a reasonable possibility of a change in control within six months thereafter.

     For purposes of the 1992 Incentive Plan, the term "change in control" means
(1) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities, except by reason of a repurchase by the Company of its own securities, or (2) that a change in the composition of the Board of Directors occurs as a result of which fewer than one-half of the incumbent directors are directors who either had been directors of the Company 24 months prior to such change or were elected or nominated for election to the Board of Directors with the approval of at least a majority of the directors who have been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination.

LIMIT ON INDIVIDUAL AWARDS

     The Plan currently contains no limit on the number of restricted shares, stock units or options that may be granted to any particular individual. Under
Section 162(m) of the Internal Revenue Code, the Company may not claim a deduction for tax purposes for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in excess of $1 million per person per fiscal year. However, compensation arising out of the exercise of NSOs is deductible by the Company without limit if certain conditions are met including approval by stockholders of the material provisions of the plan (including the number of shares available for grant), administration by a committee composed entirely of outside directors, and a limit on the size of grants to any individual. The Board believes that options granted under the Company's 1992 Long-term Incentive Plan meet all of these conditions except that there has been no absolute limit on the size of grants to any individual. Accordingly, the Board recommends approval of the proposed amendments to the Plan which include a limit on the number of options granted to any individual in any fiscal year to 50,000 shares.

NON-EMPLOYEE DIRECTORS

     Members of the Board of Directors who are not employees of the Company are not currently eligible for any awards under the 1992 Incentive Plan other than a one-time grant of 16,000 NSOs upon completion of the first six months' service as an outside Director. The exercise price is equal to the fair market value of Common Stock on the date of grant. The NSOs become exercisable six months after the date of grant or, if earlier, in the event of a change in control of the Company or the termination of the director's service because of death, disability or retirement after age 65. The NSOs expire ten years after the date of grant, 12 months after the termination of the director's service because of death or disability or three months after the termination of the director's service for any other reason.

     The proposed amendments include an amendment to the provisions of the Plan governing grants of options to non-employee directors. The Board believes the current practice of a single large grant with a relatively short vesting period, with no subsequent grants regardless of length of service, not only could provide a windfall to a director whose service is relatively brief, but also fails to reward directors for longer service and fails to provide an ongoing incentive tending to align the interests of the directors with those of the stockholders. In addition, the shortcomings of the existing practice may hamper future efforts to recruit highly qualified outside directors.

     The proposed amendments seek to correct these shortcomings by providing for
(a) a grant of options for 10,000 shares to each person who becomes an "Outside Director" on or after February 6, 1996 (the "Initial Grant") and (b) a grant of options for 1,000 shares to each "Outside Director" on the date of the annual meeting provided such person has been an "Outside Director" since the prior annual meeting (the "Annual Grants"). An Initial Grant would vest in 20% increments on each of the first through fifth anniversary dates of such person becoming an Outside Director and would expire ten years after grant. Annual Grants would vest one year after grant and expire five years after grant. An "Outside Director" is defined by the Plan as "a member of the Board who is not a common-law employee of the Company or of a Subsidiary [of the Company]." The Plan further provides that the exercise price of all options so granted to Outside Directors shall be equal to 100% of the fair market value of the Company's Common Stock on the date of grant. If the proposed amendments to the Plan are not approved, the existing provisions of the Plan regarding grants of options to non-employee directors will remain in effect.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

     Neither  the   optionee   nor  the  Company  will  incur  any  federal  tax
consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied. Awards under the 1992 Incentive Plan may provide that if any payment (or transfer) by the Company to a recipient would be nondeductible by the Company for federal income tax purposes, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payment (or transfer) to be nondeductible.

AMENDMENT AND ADJUSTMENT OF GRANTS

     The Committee is authorized, within the provisions of the 1992 Incentive Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. The 1992 Incentive Plan provides for appropriate adjustments in the number of shares available for future awards as well as the exercise price of and the number of shares covered by outstanding options in the event of a reclassification, stock split, combination of shares, stock dividend, extraordinary cash dividend or other recapitalization of the Company. In the event of a merger, awards will be subject to the agreement of merger or reorganization.

AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors may amend the 1992 Incentive Plan at any time and in any respect, subject to stockholder approval if required by law. The 1992 Incentive Plan will remain in effect until terminated by the Board of Directors, except that under the Plan as originally adopted, no ISO may be granted after November 22, 2002.

     Under applicable federal regulations, ISOs may not be granted more than ten years after the adoption of a plan which is subsequently approved by the stockholders. The latest date for the grant of ISOs may be changed by subsequent Board and stockholder action to a date not more than ten years after such action. The amendments proposed by the Board of Directors would extend the date for grants of ISOs under the Plan to November 20, 2005.

     The Board of Directors recommends a vote FOR approval of the amendments to the Company's 1992 Long-term Incentive Plan to:

     (a) to increase the number of restricted shares, stock units and options available for grant under the Plan by 1,000,000 shares;

     (b) to limit the number of options which may be awarded under the Plan to any individual to 50,000 shares in any fiscal year;

     (c) to provide for a grant of options for 10,000 shares to each new non-employee director, and for grants of 1,000 shares to each non-employee director in each year after such director's first year of service; and

     (d) to extend the date until which Incentive Stock Options may be granted under the Plan to November 21, 2005.

     The affirmative vote of a majority of the shares present and entitled to vote is required for approval. The amendments to the Plan will become effective upon approval by the stockholders.

RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG Peat Marwick LLP as the Company's independent auditors for the Company's current fiscal year ending September 30, 1996. KPMG Peat Marwick LLP has served as the Company's independent auditors since May 1991. Representatives of KPMG Peat Marwick LLP are expected to be present at the Company's Annual Meeting with the opportunity to make statements and/or respond to appropriate questions from stockholders present at the meeting.

     The Board of Directors recommends a vote FOR the ratification of KPMG Peat Marwick LLP as the Company's independent auditors. A majority vote is required for ratification.

OTHER BUSINESS

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director, officer and greater than ten percent owner. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers and greater than ten percent owners during the last fiscal year were filed on time except that two reports, one covering a gift of 2,000 shares and the other covering two sale transactions totaling 4,000 shares, were filed late by Mrs. Judith W. Isaac.

SUBMISSION OF PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received at the Corporate Secretary's Office, 120 North Redwood Drive, San Rafael, California 94903, no later than September 3, 1996, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

                                    By Order of the Board of Directors




                                    Peter L. McCorkell
                                    Senior Vice President and Secretary

Dated: January 2, 1996

                                                                      APPENDIX A
PROXY

                      FAIR, ISAAC AND COMPANY, INCORPORATED
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING FEBRUARY 6, 1996

         The undersigned hereby appoints William R. Fair, Larry E. Rosenberger and Robert D. Sanderson, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair, Isaac and Company, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 6, 1996, or any postponement or adjournment thereof.
                         (To be signed on reverse side)
/ x /    Please mark your votes as this
                                    I PLAN TO  ATTEND  THE  MEETING  / /
COMMON
The  Board  of  Directors recommends a vote "FOR" Items 1, 2, 3 and 4.

1.       Election of Directors:

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Bryant J. Brooks, Jr., William R. Fair, H. Robert Heller, Buy R. Henshaw,  David
S. P. Hopkins, Robert M. Oliver, Larry E. Rosenberger, Robert D. Sanderson and John D. Woldrich.

                  FOR                                WITHHELD
                                                     FOR ALL

                /    /                               /    /

2.  To  approve  the  amendment  of  the  Company's   Restated   Certificate  of
Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 35,000,000.

                  FOR             AGAINST           ABSTAIN
                /    /            /    /            /    /

3. To approve the amendments to the Company's 1992 Long-term Incentive Plan as described in the accompanying proxy statement.

                 FOR             AGAINST           ABSTAIN
               /    /            /    /            /    /

4. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year.

                 FOR             AGAINST           ABSTAIN
               /    /            /    /            /    /

5. In their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2, 3 AND 4.

-------------------------
(Stockholder's Signature)

-------------------------
(Stockholder's Signature)

Dated:            , 1996
      ------------

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)

Please mark, sign, date and return this proxy card promptly using enclosed envelope.

                                                                      APPENDIX B

                      FAIR, ISAAC AND COMPANY, INCORPORATED

                          1992 LONG-TERM INCENTIVE PLAN

               As amended and restated effective November 21, 1995

                                              TABLE OF CONTENTS
                                                                                                          Page

ARTICLE            1.    INTRODUCTION............................................................          5

ARTICLE            2.    ADMINISTRATION..........................................................          5

                 2.1       Committee Composition.................................................          5
                 2.2       Committee Responsibilities............................................          5

ARTICLE            3.    SHARES AVAILABLE FOR GRANTS.............................................          6

                 3.1       Basic Limitation......................................................          6
                 3.2       Additional Shares.....................................................          6
                 3.3       Dividend Equivalents..................................................          6

ARTICLE            4.    ELIGIBILITY.............................................................          6

                 4.1       General Rules.........................................................          6
                 4.2       Outside Directors.....................................................          6
                 4.3       Ten-Percent Stockholders..............................................          7
                 4.4       Limitation on Option Grants...........................................          7

ARTICLE            5.    OPTIONS.................................................................          8

                 5.2       Stock Option Agreement................................................          8
                 5.2       Awards Nontransferable................................................          8
                 5.3       Number of Shares......................................................          8
                 5.4       Exercise Price........................................................          8
                 5.5       Exercisability and Term...............................................          8
                 5.6       Effect of Change in Control...........................................          8
                 5.7       Modification or Assumption of Options.................................          9

ARTICLE            6.    PAYMENT FOR OPTION SHARES...............................................          9

                 6.1       General Rule..........................................................          9
                 6.2       Surrender of Stock....................................................          9
                 6.3       Exercise/Sale.........................................................          9
                 6.4       Exercise/Pledge.......................................................          9
                 6.5       Promissory Note.......................................................          9
                 6.6       Other Forms of Payment................................................         10

                                      -2-

ARTICLE            7.    STOCK APPRECIATION RIGHTS...............................................         10

                 7.1       Grant of SARs.........................................................         10
                 7.2       Exercise of SARs......................................................         10

ARTICLE            8.    RESTRICTED SHARES AND STOCK UNITS.......................................         10

                 8.1       Time, Amount and Form of Awards.......................................         10
                 8.2       Payment for Awards....................................................         11
                 8.3       Vesting Conditions....................................................         11
                 8.4       Form and Time of Settlement of Stock Units............................         11
                 8.5       Death of Recipient....................................................         11
                 8.6       Creditors' Rights.....................................................         11

ARTICLE            9.    VOTING AND DIVIDEND RIGHTS..............................................         11

                 9.1       Restricted Shares.....................................................         11
                 9.2       Stock Units...........................................................         12

ARTICLE           10.    PROTECTION AGAINST DILUTION.............................................         12

                10.1       Adjustments...........................................................         12
                10.2       Reorganizations.......................................................         12

ARTICLE           11.    LONG-TERM PERFORMANCE AWARDS............................................         12

ARTICLE           12.    LIMITATION ON RIGHTS....................................................         13

                12.1       Retention Rights......................................................         13
                12.2       Stockholders' Rights..................................................         13
                12.3       Regulatory Requirements...............................................         13

ARTICLE           13.    LIMITATION ON PAYMENTS..................................................         13

                13.1       Basic Rule............................................................         13
                13.2       Reduction of Payments.................................................         14
                13.3       Overpayments and Underpayments........................................         14
                13.4       Related Corporations..................................................         15


ARTICLE           14.    WITHHOLDING TAXES.......................................................         15

                                      -3-

                14.1       General...............................................................         15
                14.2       Share Withholding.....................................................         15

ARTICLE           15.    ASSIGNMENT OR TRANSFER OF AWARDS........................................         15

ARTICLE           16.    FUTURE OF PLAN..........................................................         16

                16.1       Term of the Plan......................................................         16
                16.2       Amendment or Termination..............................................         16

ARTICLE           17.    DEFINITIONS.............................................................         16

ARTICLE           18.    EXECUTION...............................................................         19


FAIR, ISAAC AND COMPANY, INCORPORATED
1992 LONG-TERM INCENTIVE PLAN
AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 21, 1995

ARTICLE 1.     INTRODUCTION.

The Plan was adopted by the Board on November 23, 1992, subject to approval by the Company's stockholders. The Plan was amended and restated by the Board on November 21, 1995, subject to approval by the Company's stockholders. All share amounts in this restatement have been adjusted to reflect the 100% stock dividend paid by the Company on June 26, 1995. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Key Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Key Employees with exceptional qualifications and (c) linking Key Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.


The Plan shall be governed by, and construed in accordance with, the laws of the State of California.

ARTICLE 2.     ADMINISTRATION.

               2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act. An Outside Director shall not fail to be "disinterested" solely because he or she receives the NSO grant described in Section 4.2.

               2.2 Committee Responsibilities. The Committee shall (a) select the Key Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

ARTICLE 3.     SHARES AVAILABLE FOR GRANTS.

               3.1 Basic Limitation. Any Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Restricted Shares, Stock Units and Options awarded under the Plan shall not exceed 1,400,000 plus the number of Common Shares remaining available for awards under the Company's 1987 Stock Option Plan and Stock Option Plan for Non-employee Directors (the "Prior Plans") at the time this Plan is first approved by the stockholders. (No additional grants shall be made under the Prior Plans after this Plan has been approved by the stockholders.) The limi-tation of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

               3.2 Additional Shares. If any Stock Units or Options are forfeited or if any Options terminate for any other reason before being exercised, then such Stock Units or Options shall again become available for Awards under the Plan. If any options under the Prior Plans are forfeited or terminate for any other reason before being exercised, then such options shall become available for additional Awards under this Plan. However, if Options are surrendered upon the exercise of related SARs, then such Options shall not be restored to the pool available for Awards.

               3.3 Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units or Options available for Awards, whether or not such dividend equivalents are converted into Stock Units.

ARTICLE 4.     ELIGIBILITY.

               4.1 General Rules. Only Key Employees shall be eligible for designation as Participants by the Committee. Key Employees who are Outside Directors shall only be eligible for the grant of the NSOs described in Section 4.2.

               4.2  Outside   Directors.   Any  other   provision  of  the  Plan
notwithstanding, the participation of Outside Directors in the Plan shall be subject to the following restrictions:

                    (a) Outside Directors shall receive no Awards other than the
               NSOs described in this Section 4.2.

                    (b)(i) Each person who first becomes an Outside  Director on or after February 6, 1996, shall, upon becoming an Outside Director, receive an NSO covering 10,000 Common Shares (subject to adjustment under Article 10), hereinafter referred to as an "Initial Grant." Such Initial Grant shall become exercisable in increments of 2,000 shares (subject to adjustment under Article
               10) on each of the first through fifth anniversaries of the date of grant.

                         (ii) On the date of each annual meeting of stockholders
               of the Company held on or after February 6, 1996, each Outside Director who has been an Outside Director at least since the prior annual meeting shall receive an NSO covering 1,000 Common Shares (subject to adjustment under Article 10), hereinafter referred to as an "Annual Grant." Such Annual Grants shall become exercisable in full 12 months after the date of grant.

                    (c) All NSOs  granted  to an  Outside  Director  under  this
               Section 4.2 shall also become exercisable in full in the event of
               (i) the termination of such Outside Director's service because of death, total and permanent disability or voluntary retirement at or after age 65 or (ii) a Change in Control with respect to the Company.

                    (d) The Exercise  Price under all NSOs granted to an Outside
               Director under this Section 4.2 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Sections 6.1, 6.2, 6.3 and 6.4.

                    (e) All Initial Grants granted to an Outside  Director under this Section 4.2 shall terminate on the earliest of (i) the 10th anniversary of the date of grant, (ii) the date three months after the termination of such Outside Director's service for any reason other than death or total and permanent disability or
               (iii) the date 12 months after the termination of such Outside Director's service because of death or total and permanent disability. All Annual Grants granted to an Outside Director under this Section 4.2 shall terminate on the earliest of (i) the fifth anniversary of the date of grant, (ii) the date three months after the termination of such Outside Director's service for any reason other than death or total and permanent disability or (iii) the date 12 months after the termination of such Outside Director's service because of death or total and permanent disability.


               4.3 Ten-Percent Stockholders. A Key Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

               4.4 Limitation on Option Grants. No person shall receive Options for more than 50,000 Common Shares (subject to adjustment under Article 10) in any single fiscal year of the Company.

ARTICLE 5.     OPTIONS.

               5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

               5.2 Awards Nontransferable. No Option granted under the Plan shall be transferable by the Optionee other than by will, by a beneficiary designation executed by the Optionee and delivered to the Company or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

               5.3 Number of Shares. Each Stock Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.

               5.4 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant.

               5.5 Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. NSOs may also be awarded in combination with Restricted Shares or Stock Units, and such an Award may provide that the NSOs will not be exercisable unless the related Restricted Shares or Stock Units are forfeited.

               5.6 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option (and any SARs included therein) shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee may determine that any or all outstanding Options (and any SARs included therein) shall become fully exercisable as to all Common Shares subject to such Options.

               5.7 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

ARTICLE 6.     PAYMENT FOR OPTION SHARES.

               6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash at the time when such Common Shares are purchased, except as follows:

                    (a) In the case of an ISO  granted  under the Plan,  payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this
               Article 6.

                    (b) In the  case of an NSO,  the  Committee  may at any time accept payment in any form(s) described in this Article 6.

               6.2 Surrender of Stock. To the extent that this Section 6.2 is applicable, payment for all or any part of the Exercise Price may be made with Common Shares which have already been owned by the Optionee for more than twelve months. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

               6.3 Exercise/Sale. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or other party approved by the Company to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

               6.4 Exercise/Pledge. To the extent that this Section 6.4 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

               6.5 Promissory Note. To the extent that this Section 6.5 is applicable, payment for all or any part of the Exercise Price may be made with a full-recourse promissory note; provided that the par value of newly issued Common Shares must be paid in lawful money of the U.S. at the time when such Common Shares are purchased.

               6.6 Other Forms of Payment. To the extent that this Section 6.6 is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.      STOCK APPRECIATION RIGHTS.

               7.1 Grant of SARs. At the discretion of the Committee, an SAR may be included in each Option granted under the Plan, other than the NSOs granted to Outside Directors under Section 4.2. Such SAR shall entitle the Optionee (or any person having the right to exercise the Option after his or her death) to surrender to the Company, unexercised, all or any part of that portion of the Option which then is exercisable and to receive from the Company Common Shares or cash, or a combination of Common Shares and cash, as the Committee shall determine. If an SAR is exercised, the number of Common Shares remaining subject to the related Option shall be reduced accordingly, and vice versa. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of an SAR shall, in the aggregate, be equal to the amount by which the Fair Market value (on the date of surrender) of the Common Shares subject to the surrendered portion of the Option exceeds the Exercise Price. In no event shall any SAR be exercised if such Fair Market Value does not exceed the Exercise Price. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO.

               7.2 Exercise of SARs. An SAR may be exercised to the extent that the Option in which it is included is exercisable, subject to the restrictions imposed by Rule 16b-3 (or its successor) under the Exchange Act, if applicable. If, on the date when an Option expires, the Exercise Price under such Option is less than the Fair Market Value on such date but any portion of such Option has not been exercised or surrendered, then any SAR included in such Option shall automatically be deemed to be exercised as of such date with respect to such portion. An Option granted under the Plan may provide that it will be exercisable as an SAR only in the event of a Change in Control.

ARTICLE 8.     RESTRICTED SHARES AND STOCK UNITS.

               8.1 Time, Amount and Form of Awards. Restricted Shares or Stock Units with respect to an Award Year may be granted during such Award Year or at any time thereafter. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. Restricted Shares or Stock Units may also be awarded in combination with NSOs, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the related NSOs are exercised.

               8.2 Payment for Awards. To the extent that an Award is granted in the form of newly issued Restricted Shares, the Award recipient shall be required to pay the Company in lawful money of the U.S. an amount equal to the par value of such Restricted Shares. To the extent that an Award is granted in the form of Stock Units or treasury shares, no cash consideration shall be required of Award recipients.

               8.3 Vesting Conditions. Each Award of Restricted Shares or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

               8.4 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of cash, in the form of Common Shares, or in any combination of both. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

               8.5 Death of Recipient. Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

               8.6 Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Award Agreement.

ARTICLE 9.     VOTING AND DIVIDEND RIGHTS.

               9.1 Restricted Shares. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Stock Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional

Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Common Shares available under Article 3.

               9.2 Stock Units. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan shall carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

ARTICLE 10.    PROTECTION AGAINST DILUTION.

               10.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (a) the number of Options, Restricted Shares and Stock Units available for future Awards under Article 3, (b) the number of NSOs to be granted to Outside Directors under Section 4.2, (c) the number of Stock Units included in any prior Award which has not yet been settled, (d) the number of Common Shares covered by each outstanding Option or (e) the Exercise Price under each outstanding Option. Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

               10.2 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options, Restricted Shares and Stock Units shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for settlement in cash.

ARTICLE 11.    LONG-TERM PERFORMANCE AWARDS.

The Company may grant long-term performance awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall reduce the number of Common Shares available under Article 3.

ARTICLE 12.    LIMITATION ON RIGHTS.

               12.1 Retention Rights. Neither the Plan nor any award granted under the Plan shall be deemed to give any individual a right to remain an employee or director of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee or director at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws and a written employment agreement (if any).

               12.2 Stockholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the issuance of a stock certificate for such Common Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Articles 8, 9 and 10.

               12.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 13.    LIMITATION ON PAYMENTS.

               13.1 Basic Rule. Any provision of the Plan to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board (the "Auditors") determine that any payment or transfer by the Company to or for the benefit of a Key Employee, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a "Payment"), would be non-deductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount; provided that the Committee, at the time of making an Award under this Plan or at any time thereafter, may specify in writing that such Award shall not be so reduced and shall not be subject to this Article 13.

For purposes of this Article 13, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

               13.2 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Key Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Key Employee may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Key Employee within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Key Employee promptly of such election. For purposes of this Article 13, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 13 shall be binding upon the Company and the Key Employee and shall be made within 60 days of the date when a payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Key Employee such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Key Employee in the future such amounts as become due to him or her under the Plan.

               13.3 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Key Employee which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Key Employee which he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Key Employee to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Key Employee, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

               13.4 Related Corporations. For purposes of this Article 13, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 14.    WITHHOLDING TAXES.

               14.1 General. To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the receipt or vesting of such payment or distribution. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

               14.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold a portion of any Common Shares that otherwise would be issued to him or her or by surrendering a portion of any Common Shares that previously were issued to him or her. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.

ARTICLE 15.    ASSIGNMENT OR TRANSFER OF AWARDS.

Except as provided in Article 14, any Award granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Article 15 shall be void. However, this Article 15 shall not preclude a Participant from designating a beneficiary who will receive any undistributed Awards in the event of the Participant's death, nor shall it preclude a transfer by will or by the laws of descent and distribution. In addition, neither this Article 15 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Shares or Stock Units to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant's death, or (b) the trustee of any other trust to the extent approved in advance by the Committee in writing. A transfer or assignment of Restricted Shares or Stock Units from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Shares or Stock Units held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.

ARTICLE 16.    FUTURE OF THE PLAN.

               16.1 Term of the Plan. The Plan, as set forth herein, shall become effective upon approval by the Stockholders of the Company. The Plan shall remain in effect until it is terminated under Section 16.2, except that no ISOs shall be granted after November 20, 2005.

               16.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan, except that the provisions of Section
4.2 relating to Outside Directors shall not be amended more than once in any six-month period. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan.

ARTICLE 17.    DEFINITIONS.

               17.1 "Award" means any award of an Option (with or without a related SAR), a Restricted Share or a Stock Unit under the Plan.

               17.2 "Award Year" means a fiscal year with respect to which an Award may be granted.

               17.3  "Board"  means  the  Company's   Board  of  Directors,   as
constituted from time to time.

               17.4 "Change in Control" means the occurrence of either of the following events:

                      (a) A change in the  composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

                             (i) Had been  directors  of the  Company  24 months
                      prior to such change; or

                             (ii) Were elected,  or nominated  for election,  to
                      the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

                      (b) Any "person"  (as such term is used in sections  13(d)
               and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company.

               17.5 "Code" means the Internal Revenue Code of 1986, as amended.

               17.6 "Committee"  means a committee of the Board, as described in
Article 2.

               17.7 "Common Share" means one share of the Common Stock of the Company.

               17.8 "Company" means Fair, Isaac and Company, Incorporated, a Delaware corporation.

               17.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               17.10 "Exercise Price" means the amount for which one Common Share may be purchased upon exercise of an Option, as specified in the applicable Stock Option Agreement.

               17.11 "Fair Market Value" means the market price of Common Shares, determined by the Committee as follows:

                      (a) If the Common Shares were traded  over-the-counter  on the date in question, whether or not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported bid and asked prices quoted by the NASDAQ system for such date;

                      (b) If the Common  Shares were traded on a stock  exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

                      (c) If none of the  foregoing  provisions  is  applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the Research Section of the National

Association of Securities Dealers or in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

               17.12 "ISO" means an incentive stock option described in section 422(b) of the Code.

               17.13 "Key Employee" means (a) a key common-law employee of the Company or of a Subsidiary, as determined by the Committee, or (b) an Outside Director. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Sections 4.1 and 4.2.

               17.14 "NSO" means an employee stock option not described in sections 422 or 423 of the Code.

               17.15 "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase one Common Share.

               17.16 "Optionee" means an individual or estate who holds an Option.

               17.17 "Outside Director" shall mean a member of the Board who is not a common-law employee of the Company or of a Subsidiary.

               17.18 "Participant" means an individual or estate who holds an Award.

               17.19 "Plan" means this Fair, Isaac and Company, Incorporated 1992 Long-Term Incentive Plan, as it may be amended from time to time.

               17.20 "Restricted Share" means a Common Share awarded under the Plan.

               17.21 "SAR" means a stock appreciation right granted under the Plan.

               17.22 "Stock Award Agreement" means the agreement between the Company and the recipient of a Restricted Share or Stock Unit which contains the terms, conditions and restrictions pertaining to such Restricted Share or Stock Unit.

               17.23 "Stock Option Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

               17.24 "Stock Unit" means a bookkeeping entry representing the equivalent of one Common Share and awarded under the Plan.

               17.25 "Subsidiary" means any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 18.    EXECUTION.

To record the adoption of the amended and restated Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.


                                    FAIR, ISAAC AND COMPANY, INCORPORATED





                                    By
                                      -----------------------------------------
                                            Peter L. McCorkell
                                            Senior Vice President and Secretary


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